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                 UNOFFICIAL BONDHOLDERS COMMITTEE FORMED
            Wireless One Implements Operational Restructuring

JACKSON, MISS., Jan. 15, 1999 - Wireless One, Inc. (OTC Bulletin Board -
WIRL) announced today that an unofficial ad hoc committee (the "Ad Hoc Committee") of holders of its two series of unsecured senior notes (collectively, the "Senior Notes") has been formed.

     Wireless One said it has commenced negotiations with the Ad Hoc Committee and other holders of the Company's debt securities, who the Company believes represent, in the aggregate, more than 41% of the outstanding Senior Notes, concerning a restructuring of the Company's Senior Notes. The Company expects that such negotiations will lead to a consensual restructuring which will result in a significant reduction in or elimination of the Company's Senior Notes and a significant dilution of the Company's outstanding equity. The Company said that upon reaching an agreement with Senior Note holders, it intends to implement the restructuring through a "prenegotiated" plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company said that it believes implementation of its reorganization through Chapter 11 will help ensure that it will continue to be able to provide uninterrupted service to its subscribers and customers and to continue to pay its employees and vendors throughout the reorganization process.

     "We are very pleased the bondholders have formed a committee and are eager to begin negotiations toward a financial restructuring," said Henry Burkhalter, president and chief executive officer of Wireless One. "Our objective is to implement our financial restructuring with minimal impact on our operations. We believe that implementing our restructuring through a `prenegotiated' Chapter 11 would be a prudent step that would allow us to continue normal operations while we reorganize to become a stronger, more viable company."

      Many factors, some of which may be beyond the Company's control, may affect the Company's ability to restructure its Senior Notes. These factors include: the willingness of the members of the Ad Hoc Committee to agree to, and the willingness of the holder's of a sufficient amount of the Company's Senior Notes to agree to, any such restructuring; availability of sufficient additional financing on terms acceptable to the Company; prevailing and perceived economic conditions, both in general and with respect to the Company's industry; and other factors that could affect the Company's performance, such as competition or regulatory restrictions. There can be no assurance that the Company will be able to successfully reach agreement upon a "prenegotiated" plan of reorganization on a timely basis. The inability of the Company to restructure its Senior Notes (or any significant delay in effecting such restructuring) could have a material adverse affect upon the Company.

OPERATIONAL CHANGES

     In addition to negotiations with the Ad Hoc committee, Wireless One will implement several operational changes designed to reduce expenses and streamline operations. Burkhalter said Wireless One will improve customer service by consolidating the Company's 38 local market offices
into 28.   As a result of the changes, approximately 20 percent of the
Company's corporate and field positions will be eliminated.

     Under the new organization, Burkhalter said the Company will "empower the field" by shifting the decision-making ability to 10 regional areas led by managers who will be responsible for the area's profitability.

WIRELESS ONE, INC.

     Wireless One, Inc., a Broadband Wireless Access provider, owns, develops and operates wireless video, data and voice over Internet protocol systems in eleven contiguous states in the Southeast U.S. The Company's exclusive licenses in the Multi-point Multi-channel
Distribution System ("MMDS") and Wireless Communications Spectrum ("WCS") allow them to reach an estimated 7,700,000 households and 700,000 businesses in 67 markets.

     The Company provides wireless service to single family homes, multiple dwelling properties, educational institutions and small to medium businesses. The Company has a marketing alliance with DIRECTV that enables it to provide expanded programming via Direct Broadcast Satellite signal to single family homes and multiple dwelling properties. In addition, the Company owns a 50 percent interest in a joint venture, Wireless One of North Carolina, L.L.C, that holds exclusive MMDS and WCS licenses in 13 North Carolina markets covering an additional 3,000,000 households and 290,000 businesses.

FORWARD-LOOKING STATEMENT

     Certain statements made in this press release, including statements that are not a statement of historical fact, may constitute "forward-looking" statements as defined in the Securities Act of 1933, as amended. Such statements include, without limitation, statements regarding future liquidity, cash needs and alternatives to address capital needs, and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend," and similar words or phrases.

     Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the factors described above and the availability, terms and conditions of additional financing and of any restructuring of the Company's senior notes, the future amount of the Company's negative cash flow, the future results of the Company's operations, business opportunities that may be presented to and pursued by the Company, changes in laws or regulations, uncertainty of the Company's ability to obtain FCC authorizations, competition, physical limitations of wireless cable transmission, changes in general business and economic conditions in the Company's operation regions and issues arising from Year 2000 information technology issues, many of which are beyond the control of the Company. Further information regarding these and other factors that might cause future results to differ from those projected in the forward-looking statements is described in more detail under the heading "Factors That May Affect Future Results of the Company" in the Company's Form 10-K for the year ended December 31, 1997 and under the heading "Cautionary Statements" in the Company's Form 10-Q for the quarter ended September 30, 1998.

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EDITORS NOTE: More information about Wireless One is available on the
Internet at
www. wirelessone.com.